Exhibit 10.2

AFFILIATED MANAGERS GROUP, INC.
LONG-TERM STOCK AND INVESTMENT PLAN

ARTICLE I
INTRODUCTION

The purpose of the Plan (as defined below) is to aid the Company (as defined below) in recruiting and retaining employees of outstanding ability and to motivate such employees to exert their best efforts on behalf of the Company by providing incentives through the granting of Awards (as defined below).

ARTICLE II
DEFINITIONS

The following capitalized terms used in the Plan have the respective meanings set forth below:

2.1.                              “Account” shall mean the account or subaccount established and maintained for Awards granted to a Participant, as described in Article V of the Plan.  Accounts shall be maintained solely as bookkeeping entries to evidence unfunded obligations of the Company.

2.2.                              “Administrator” shall mean the Chief Executive Officer of the Company or his or her designee.

2.3.                              “Award” shall mean a cash award that shall be credited to a Participant’s Account.

2.4.                              “Award Agreement” shall mean any written agreement, contract, or other instrument or document evidencing an Award, which may, but need not, be executed or acknowledged by a Participant.

2.5.                              “Company” shall mean Affiliated Managers Group, Inc.

2.6.                              “Hypothetical Investment” shall mean an investment vehicle specified by the Administrator.

2.7.                              “Participant” shall mean an employee who has been granted an Award under the Plan.

2.8.                              “Plan” shall mean the Affiliated Managers Group, Inc. Long-Term Stock and Investment Plan.

2.9.                              “Stock” shall mean common stock of the Company.

ARTICLE III
PARTICIPATION

3.1.                              Participation.  Each employee designated by the Administrator shall become a Participant in the Plan on the date he or she is granted an Award under the Plan.

3.2.                              Continuity of Participation.  A Participant shall remain a Participant until the date he or she receives a distribution of the entire vested portion of his or her Accounts or, if earlier, the date such Participant’s interest in his or her Accounts is forfeited.

ARTICLE IV
AWARDS

4.1.                              Grant of Awards.  The Administrator, in his sole discretion, may grant Awards to employees of the Company.  Subject to the provisions of the Plan, the Administrator shall determine:  (a) the amount to be awarded under such Awards; (b) the vesting provisions of an Award; and (c) all other terms and conditions of such Awards.

4.2.                              Termination of Employment.  If a Participant’s employment with the Company terminates for any reason, an Award, to the extent not then vested, shall expire and be immediately canceled by the Company without consideration.

ARTICLE V
ACCOUNTS

5.1.                              Establishment of Accounts.  One or more Accounts will be established for each Participant, as determined by the Administrator.  The amount of an Award shall be credited to an Account as of the date of grant of an Award and shall be invested in the Hypothetical Investments as of the date specified in an Award.  The amounts of hypothetical income, distributions and appreciation and depreciation in the value of such Account will be credited and debited to, or otherwise reflected in, such account from time to time.

5.2.                              Hypothetical Investment Vehicles.  Amounts credited to an Account shall be deemed to be invested, at the Participant’s direction (as described in Section 5.2), in one or more Hypothetical Investments and, if no election is made, as prescribed by the terms of the Award Agreement.  At the discretion of the Administrator any Hypothetical Investment available under the Plan may be changed or discontinued.

5.3.                              Allocation and Reallocation of Hypothetical Investments.  A Participant may allocate amounts credited to the Participant’s Account to one or more of the Hypothetical Investments authorized under the Plan.  Unless otherwise determined by the Administrator, a Participant may not reallocate amounts credited to the Participant’s Account to other Hypothetical Investments.  The Administrator may, in his discretion, restrict allocation by specified Participants into specified Hypothetical Investments or specify minimum or maximum amounts that may be allocated by Participants.

5.4.                              No Actual Investment.  Notwithstanding any other provision of the Plan that may be interpreted to the contrary, the Hypothetical Investments are to be used for measurement purposes only.  A Participant’s election of any Hypothetical Investment, the allocation of such Hypothetical Investments to the Participant’s Account, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account shall not be considered or construed in any manner as an actual investment of the Participant’s Account in any such Hypothetical Investments.  In the event that the Company or a trust or other vehicle established by the Company or the Administrator, in his discretion, determines to invest funds in any or all of the Hypothetical Investments, no Participant shall have any rights in or to such actual investments.

ARTICLE VI
DISTRIBUTIONS

6.1.                              Distribution Date.  The vested portion of a Participant’s Account, after reflecting any increase or decrease in investment value, and giving effect to any applicable tax withholding, shall be distributed to such Participant (or, if applicable, his or her Beneficiary) as soon as practicable following the vesting of such vested portion of such Account.

6.2.                              Method of Payment.  All distributions under the Plan shall be, in the sole discretion of the Administrator, in the form of a cash payment or in shares of Stock.

ARTICLE VII
FUNDING AND PARTICIPANT’S INTEREST

7.1.                              Plan Unfunded.  The Plan shall be unfunded; provided, however, that nothing herein shall prevent the Company or the Administrator from establishing one or more grantor trusts or other vehicles from which benefits due under the Plan may be paid in certain instances.  In the event that a grantor trust or other vehicle is established by the Company or the Administrator, nothing herein shall prevent the Company or the Administrator from terminating or revoking such vehicle.  All distributions shall be paid by the Company from its general assets or such trust and a Participant (or the Participant’s Beneficiary) shall have the rights of a general, unsecured creditor against the Company for any distributions due hereunder.

ARTICLE VIII
ADMINISTRATION AND INTERPRETATION

8.1.                              Plan Administrator.  The Administrator shall have complete control over the administration of the Plan and shall have the authority in his sole discretion to (a) exercise all of the powers granted to it under this Plan, (b) construe, interpret and implement the Plan, (c) prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (d) make all determinations necessary or advisable in administering the Plan, and (e) correct any defect, supply any omission and reconcile any inconsistency in the Plan.  The determinations of the Administrator on all matters relating to the Plan shall be final, binding and conclusive.

ARTICLE IX
AMENDMENT AND TERMINATION

9.1.                              Amendment and Termination.  The Administrator reserves the right at any time and from time to time to modify, alter, amend, suspend and discontinue the Plan; and the Board reserves the right at any time to terminate the Plan.  Any material modification, alteration or amendment to the Plan shall be in writing signed by a duly authorized officer of the Company.

ARTICLE X
MISCELLANEOUS PROVISIONS

10.1.                        Nonassignability.  No Award may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of (including through the use of any cash-settled instrument) (each such action being hereinafter referred to as an “assignment”), whether voluntarily or involuntarily, other than by will or by the laws of descent and distribution.  Any assignment in violation of the provisions of this Section 10.1 shall be void.  All the terms of this Plan shall be binding upon such permitted successors and assigns.

10.2.                        Plan Creates No Employment Rights.  Nothing in the Plan shall confer upon any Participant the right to continue in the employ of the Company or affect any right that the Company may have to terminate the employment of a Participant at any time.

10.3.                        Governing Law.  All rights and obligations under the plan shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to principles of conflict of laws.

10.4.                        Adjustments.  In the event of any change in the outstanding shares of Stock or to any Hypothetical Investment after the Effective Date by reason of any reverse stock split, reorganization, recapitalization, merger, consolidation, spin-off, combination or transaction or exchange of Shares or other corporate exchange, or any transaction similar to the foregoing, the Administrator in his sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of shares of Stock or other securities subject to the Hypothetical Investment.

10.5.                        Withholding.   To the extent required by law in effect at the time a distribution is made from the Plan, the Company or its agents shall have the right to withhold or deduct from any distributions (including any shares of Stock otherwise deliverable) or payments any taxes required to be withheld by federal, state or local governments.

10.6.                        Effective Date.  The effective date of the Plan is November 30, 2004.